Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-109365, 333-115248, and 333-109310 of Form S-3 of our report dated August 18, 2005, relating to the consolidated financial statements of National Rural Utilities Cooperative Finance Corporation, appearing in the Annual Report on Form 10-K for the year ended May 31, 2005.

/s/ Deloitte & Touche

McLean, Virginia
August 24, 2005